Exhibit 99.1

601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Investor/Media Contact: Dave Prichard
608.278.6141

Spectrum Brands Completes Acquisition of
Residential Lockset Business of Tong Lung Metal Industry Co. Ltd.

Madison, WI, April 8, 2013 – Spectrum Brands Holdings, Inc. (NYSE: SPB) announced today that it has completed the acquisition of the residential lockset business of Tong Lung Metal Industry Co. Ltd. (Tong Lung), a Taiwanese manufacturer of residential and commercial locksets and related hardware, in connection with Spectrum Brands’ accretive cash purchase of the Hardware & Home Improvement Group (HHI) of Stanley Black & Decker, Inc. (NYSE: SWK) on December 17, 2012.  The commercial lockset business of Tong Lung will remain with Stanley Black & Decker.

A total of $100 million of the $1.4 billion HHI purchase price had been held in escrow until the closing of the Tong Lung portion of the HHI acquisition. The purchase includes the Tong Lung Metal Industry Co. Ltd. name, a major residential lockset manufacturing plant in Subic Bay, Philippines and sales, R&D and engineering operations for tooling and new product development in Taiwan.  For the 12 months ended December 31, 2011, the Tong Lung residential business had sales of approximately $48 million, excluding sales to HHI. Tong Lung’s residential OEM and branded lockset sales are primarily to customers in North America, Asia and Latin America.  Tong Lung branded products are predominantly sold under its EZSET brand.

With manufacturing operations in the Philippines and Taiwan, Tong Lung further diversifies and vertically integrates HHI’s supply chain and expands capacity for high quality tubular, electronic, mortise and cylindrical lockset manufacturing and hardware manufacturing that will accelerate HHI’s global growth initiatives.

Tong Lung’s existing sales and distribution channels throughout Asia and Latin America provide immediate new growth opportunities for HHI’s international lock and electronic security products.   HHI’s focus on innovation in both traditional and electronic product categories will be enhanced through Tong Lung’s manufacturing tooling center and robust, in-house engineering and R&D capabilities, which will add velocity and breadth to new product introductions.

HHI is a major manufacturer and supplier of residential locksets, residential builders’ hardware and faucets for residential applications with a portfolio of renowned brands, including Kwikset, Weiser, Baldwin, National Hardware, Stanley, FANAL, Pfister and EZSET.  HHI is a leader in its key markets with #1 positions in U.S. residential locksets (Kwikset), Canada residential locksets (Weiser), U.S. luxury locksets (Baldwin), and U.S. builders’ hardware (Stanley/National Hardware), and a top 5 position in U.S. faucets (Pfister).

About Spectrum Brands Holdings

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, VARTA®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $3.25 billion in fiscal 2012. On a pro forma basis following the Company’s December 2012 acquisition of the Hardware & Home Improvement Group (HHI) from Stanley Black & Decker, Spectrum Brands had net sales of more than $4 billion for fiscal 2012.  For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding the HHI acquisition and matters such as expected sales, adjusted EBITDA, other measures of financial performance, and the financial impact of other acquisitions may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings' ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and HHI, and from our purchase of 56 percent of the equity of Shaser, Inc., and from other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings' ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings' ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands Holdings' and Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K for Spectrum Brands, Inc. or Quarterly Reports on Form 10-Q. Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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